EXHIBIT 10.6
LA-Z-BOY INCORPORATED
2004 LONG-TERM EQUITY AWARD PLAN
(As of June 13, 2008)
     La-Z-Boy Incorporated, a Michigan corporation (the “Company”), has adopted this 2004 Long-Term Incentive Equity Award Plan (the “Plan”), for the benefit of its eligible employees. The Plan is effective as of May 1, 2004.
     The purposes of the Plan are as follows:
(1)	To provide an additional incentive for selected management and other Employees to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

(2)	To enable the Company to obtain and retain the services of Employees considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.
ARTICLE I.
DEFINITIONS
     Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
     1.1. “Administrator” shall mean the Committee, unless the Committee has delegated its authority to administer the Plan as provided in Section 9.4, in which events “Administrator” shall refer to such delegated sub-committee.
     1.2. “Award” shall mean, effective prior to June 13, 2008, an Option, a Restricted Stock award, or a Performance Award that may be awarded or granted under the Plan (collectively, “Awards”); on and after June 13, 2008, “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit, or a Performance Award that may be awarded or granted under the Plan (collectively, “Awards”).
     1.3. “Award Agreement” shall mean a written agreement executed by an authorized officer of the Company and the Holder, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
     1.4. “Award Limit” shall mean 300,000 shares of Common Stock, as adjusted pursuant to Section 10.3.
     1.5. “Board” shall mean the Board of Directors of the Company.
     1.6. “Change in Control” shall mean the occurrence of any of the following events after the date the Plan is first approved by the Company’s shareholders:
(a)	Any “person” or “group” (as such terms are used with respect to Section 13(d) or 14(d) of the Exchange Act), other than pursuant to a transaction or agreement approved in advance by the Board, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting securities representing 25% or more of the combined voting power of all then outstanding voting securities of the Company, or obtains the right to acquire such beneficial ownership (any such person or group an “Acquiring Person”);

(b)	During any period of 24 consecutive calendar months, the individuals who at the beginning of such period constituted the Board, and any new members of the Board whose election by the Board or whose nomination for election by Company shareholders was approved by a vote of at least two-thirds of the members of the Board who either were Board members at the beginning of the period or whose election or nomination to the Board was previously so approved, cease for any reason to constitute at least a majority of the Board members; or

(c)	If, at any time while there is an Acquiring Person, there occurs (x) a merger or consolidation to which the Company is a party, whether or not the Company is the surviving or resulting corporation, (y) a reorganization (including, without limitation, a share exchange) pursuant to which the Company becomes a subsidiary of another entity, or (z) the sale of all or substantially all of the assets of the Company, unless such merger, consolidation, reorganization, or asset sale is approved by a majority of the Board members who were members of the Board prior to the time the Acquiring Person became such.
     1.7. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.8. “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 9.1.
     1.9. “Common Stock” shall mean the common stock of the Company.
     1.10. “Company” shall mean La-Z-Boy Incorporated, a Michigan corporation.
     1.11. “Corporate Transaction” shall mean:
(a)	The shareholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Corporate Transaction; or

(b)	The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
     1.12. “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
     1.13. “Effective Date” shall mean May 1, 2004.
     1.14. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation that is a Subsidiary.
     1.15. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     1.16. “Executive Management Employees” shall mean management employees in the Company’s salary grades H, I, and J but excluding Named Executive Officers.
     1.17. “Fair Market Value” of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange or the Nasdaq Stock Market on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange or the Nasdaq Stock Market, but is quoted on Nasdaq or a successor quotation system, the average of the closing representative bid and asked prices for the Common Stock on such date as reported by Nasdaq or such successor quotation system, or (c) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith.
     1.18. “Holder” shall mean a person who has been granted or awarded an Award.

     1.19. “Key Management Employees” shall mean management employees in the Company’s salary grades D, E, and F but excluding Named Executive Officers.
     1.20. “Management Participants” shall mean Executive Management Employees, Key Management Employees, Named Executive Officers, and Senior Management Employees.
     1.21. “Named Executive Officers” shall mean the Company’s Chief Executive Officer and other officers named in the Company’s annual proxy statement.
     1.22. “Option” shall mean a stock option granted under Article IV of the Plan. Any Option granted under the Plan shall be a non-qualified stock option and not an incentive stock option within the meaning of Section 422 of the Code.
     1.23. “Performance Award” shall mean an award of Common Stock made under Article VIII of the Plan.
     1.24. “Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division or operating unit:
(a)	net income, (b) pre-tax income, (c) operating income or margin, (d) cash flow, (e) earnings per share, (f) return on equity, (g) return on invested capital or assets, (h) cost reductions or savings, (i) sales or revenue growth, (j) appreciation in the fair market value of Common Stock, and (k) earnings before any one or more of the following items: interest, taxes, depreciation or amortization each as determined in accordance with generally accepted accounting principles or subject to such adjustments as may be specified by the Committee with respect to a Performance Award.
     1.25. “Permanent Disability” shall mean the inability of the Holder to perform his usual duties as an employee by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve months or more.
     1.26. “Plan” shall mean the 2004 Long-Term Equity Award Plan of La-Z-Boy Incorporated, as amended and/or restated from time to time.
     1.27. “Restricted Stock” shall mean Common Stock, subject to restrictions and awarded under Article VII of the Plan.
     1.28. “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.
     1.29. “Section 162(m) Participant” shall mean any management Employee designated by the Administrator as a Management Participant whose compensation for the fiscal year in which the Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. Unless the Administrator shall determine otherwise in regard to particular Employees whose compensation is unlikely to be subject to such limit, all Management Participants shall be treated as Section 162(m) Participants.
     1.30. “Securities Act” shall mean the Securities Act of 1933, as amended.
     1.31. “Senior Management Employees” shall mean management employees in the Company’s salary grade G but excluding Named Executive Officers.
     1.32. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     1.33. “Substitute Award” shall mean an Option granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a

Corporate Transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.
     1.34. “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Permanent Disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary and (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided that the following reasons are conclusively presumed to constitute “good cause:” (i) Employee’s conviction of a felony or (ii) Employee’s (A) willful and continued failure to perform the material duties of his position, (B) willful and serious fraud against the Company or any Subsidiary, or (C) material breach of any provision of any agreement with the Company which has had (or is expected to have) a material adverse effect on the business of the Company or any Subsidiary. However, “good cause” shall not include any one or more of the following:
(i)	bad judgment,

(ii)	ordinary negligence, or

(iii)	any act or omission that Employee believed in good faith to have been in (or not opposed to) the interests of the Company (without intent of Employee to gain therefrom, directly or indirectly, a profit to which he was not legally entitled).
ARTICLE II.
SHARES SUBJECT TO PLAN
     2.1. Shares Subject to Plan.
(a)	The shares of stock subject to Awards shall be Common Stock, initially shares of the Company’s Common Stock. Subject to adjustment as provided in Section 10.3, the aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any other Awards under the Plan shall not exceed five million shares, and the aggregate number of shares that may be issued as Restricted Stock and Performance Awards shall not exceed 3,500,000 shares. The shares of Common Stock issuable upon exercise of such Options or rights or upon any other Awards will be previously authorized but unissued shares.

(b)	The maximum number of shares which may be subject to Awards granted under the Plan to any individual in any fiscal year of the Company shall not exceed the Award Limit. Where a Performance Award is based on performance criteria measured over more than one fiscal year, the entire potential Performance Award shall be included as part of the Award Limit for the first year of the entire performance cycle.
     2.2. Add-back of Options and Other Awards. If any Option or Performance Award expires or is canceled without having been fully exercised or paid, the number of shares subject to such Option or Performance Award but as to which such Option or Performance Award was not exercised or paid prior to its expiration or cancellation may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Furthermore, any shares subject to Awards which are adjusted pursuant to Section 10.3 and become exercisable with respect to shares of stock of another corporation shall be considered canceled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Holder or withheld by the Company upon the exercise or payment of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to

Section 7.4 or 7.5 hereof, such shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1.
ARTICLE III.
GRANTING OF AWARDS
     3.1. Award Agreement.
          (a) Effective for Awards made prior to June 13, 2008, aggregate Awards for Management Participants, as valued by the Administrator in accordance with established principles of stock compensation valuation, shall be allocated among Options, Restricted Stock Awards, and Performance Awards in the ratios described below:
(i)	For Named Executive Officers, Executive Management Employees, and Senior Management Employees: 25% as Options, 25% as Restricted Stock Awards, and 50% as Performance Awards;

(ii)	For Key Management Employees: 34% as Options, 33% as Restricted Stock Awards and 33% as Performance Awards; and

(iii)	Notwithstanding (i) and (ii), one-year and two-year Performance Awards made on or before September 1, 2004, pursuant to Section 8.3(a) of the Plan shall be excluded in the determination of such ratio of values.
          (b) Effective for Awards made on or after June 13, 2008, aggregate Awards for Named Executive Officers may be allocated among Options, Restricted Stock Awards, and Performance Awards in various ratios as determined in the sole discretion of the Administrator; and aggregate Awards for Executive Management Employees, Senior Management Employees, and Key Management Employees may be allocated among Options, Restricted Stock Awards, Performance Awards, and Restricted Stock Units in various ratios as determined in the sole discretion of the Administrator.
          (c) Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.
     3.2. Provisions Applicable to Section 162(m) Participants.
(a)	The Administrator, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

(b)	Notwithstanding anything in the Plan to the contrary, the Administrator may grant any Award to a Section 162(m) Participant, including Restricted Stock the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria and any Performance Award described in Article VIII that becomes payable upon the attainment of performance goals which are related to one or more of the Performance Criteria.

(c)	To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII and VIII which may be granted to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (i) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (ii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iii) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Administrator shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Section 162(m) Participant, the Administrator shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.
(d)	Furthermore, notwithstanding any other provision of the Plan or any Award which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.
     3.3. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
     3.4. Consideration. In consideration of the granting of an Award under the Plan, the Holder shall agree, in the Award Agreement, to remain in the employ of the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Award Agreement or by action of the Administrator following grant of the Award) after the Award is granted.
     3.5. At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company and any Subsidiary.
     3.6. Prohibition on Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options without shareholder approval. Notwithstanding shareholder approval, to the extent that the Company reasonably determines that any repriced, replaced or re-granted Option may constitute a deferral of compensation under Section 409A of the Code, the Option must be accompanied by a written agreement setting forth the terms and conditions required to comply with the provisions of Section 409A of the Code.
ARTICLE IV.
GRANTING OF OPTIONS TO EMPLOYEES
     4.1. Eligibility. Any Management Participant selected by the Administrator shall be eligible for grant of an Option to purchase a number of shares of Common Stock determined by the Administrator, subject to the Award Limit.
     4.2. Granting of Options to Employees.
(a)	The Administrator shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i)	Determine which Management Participants (including but not limited to Employees who have previously received Awards under the Plan) shall be granted Options;

(ii)	Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Employees;

(iii)	Determine whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

(iv)	Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.
(b)	Upon the selection of an Employee to be granted an Option, the Administrator shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.
     4.3. Options in Lieu of Cash Compensation. Options may be granted under the Plan to Employees in lieu of cash bonuses which would otherwise be payable to such Employees, pursuant to such policies which may be adopted by the Administrator from time to time.
ARTICLE V.
TERMS OF OPTIONS
     5.1. Option Price. The price per share of the shares subject to each Option granted to Employees shall be set by the Administrator; provided, however, that such price shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.
     5.2. Option Term. The term of an Option granted to an Employee shall be five years from the date the Option is granted. The Administrator may extend the term of any outstanding Option in connection with any Termination of Employment of the Holder, or amend any other term or condition of such Option relating to such a termination.
     5.3. Option Vesting.
(a)	An Option granted to an Employee shall vest in the Holder as follows:

25% of the shares subject to an Option shall become vested on each of the first four anniversaries of the grant date. (Thus, for example, if an option to purchase 400 shares is granted as of May 1, 2004, the Holder shall be entitled to exercise as to 100 shares on May 1, 2005; an additional 100 shares on May 1, 2006; an additional 100 shares on May 1, 2007; and the final 100 shares on May 1, 2008.) Rights that do not vest shall be forfeited.

At any time after grant of an Option, the Administrator may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee vests.

(b)	No portion of an Option granted to an Employee which is unexercisable at Termination of Employment shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.
     5.4. Substitute Awards. Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of:

(a)	The aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award; over

(b)	The aggregate exercise price thereof does not exceed the excess of:

(c)	The aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company; over

(d)	The aggregate exercise price of such shares.
ARTICLE VI.
EXERCISE OF OPTIONS
     6.1. Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.
     6.2. Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his or her office:
(a)	A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)	Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)	In the event that the Option shall be exercised pursuant to Section 10.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d)	Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may, in its discretion, (i) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the Holder for at least six months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (iv) allow payment through any combination of the consideration provided in the foregoing subparagraphs (i), (ii) and (iii).
     6.3. Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:
(a)	The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b)	The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)	The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)	The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e)	The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).
     The Company may enter into a contract with an independent administrative services provider to perform recordkeeping, custodial and other administrative services with respect to the Plan and shares issued under the Plan. Additional or different conditions than those enumerated in (a) through (e) above may be imposed as a result of that contract, and such conditions are incorporated by reference in the Plan.
     6.4. Rights as Shareholders. Holders shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Holders.
     6.5. Ownership and Transfer Restrictions. The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares.
     6.6. Additional Limitations on Exercise of Options. Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.
ARTICLE VII.
AWARD OF RESTRICTED STOCK
     7.1 Eligibility.
(a)	Any Management Participant selected by the Administrator shall be eligible for grant of a number of shares of Restricted Stock determined by the Administrator, subject to the Award Limit.

(b)	An Employee who is newly hired or newly promoted into a Management Participant position may, in the sole discretion of the Company’s Chief Executive Officer, be awarded up to 10,000 shares of Restricted Stock; provided, however, that (i) all such awards in any fiscal year may not exceed 50,000 shares of Restricted Stock, (ii) the combined total of shares of Restricted Stock issued in any fiscal year pursuant to part (a) of this Section 7.1 and this part (b) shall not exceed the Award Limit, and (iii) all such grants to any Named Executive Officer or Executive Management Employee (including but not limited to the Company’s executive officers as determined under the applicable rules of the Securities and Exchange Commission) must be approved by the Administrator.

(c)	Up to 30,000 shares of Restricted Stock may, as the Company’s Chief Executive Officer determines, be awarded in each fiscal year of the Company to Employees not eligible under part (a) of this Section 7.1.
     7.2. Award of Restricted Stock.

(a)	The Administrator may from time to time, in its absolute discretion:
(i)	Determine which Management Participants (including but not limited to Employees who have previously received Awards under the Plan) shall be granted Restricted Stock; and

(ii)	Determine the terms and conditions applicable to such Restricted Stock, consistent with the Plan; provided, that rights to Restricted Stock shall vest as follows:
(A)	For Restricted Stock Awards granted prior to June 13, 2008:
•	For Named Executive Officers, Executive Management Employees, and Senior Management Employees, 25% shall vest on the third anniversary of the Restricted Stock Award date; an additional 25% shall vest on the fourth anniversary of the Restricted Stock Award date; and an additional 50% shall vest on the fifth anniversary of the Restricted Stock Award date; and

•	For Key Management Employees, 100% shall vest on the third anniversary of the Restricted Stock Award date.
(B)	For Restricted Stock Awards granted on or after June 13, 2008:
•	For the Named Executive Officers, 25% shall vest on the third anniversary of the Restricted Stock Award date, an additional 25% shall vest on the fourth anniversary of the Restricted Stock Award date, and an additional 50% shall vest on the fifth anniversary of the Restricted Stock Award date; and

•	For Executive Management Employees, Senior Management Employees, and Key Management Employees, 50% shall vest on the third anniversary of the Restricted Stock Award date and additional 50% shall vest on the fourth anniversary of the Restricted Stock Award date.
     Rights that do not vest shall be forfeited.
(b)	Upon the selection of a Management Participant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(c)	The Company’s Chief Executive Officer may from time to time, in his/her absolute discretion:
(i)	Determine which newly hired or newly promoted Management Participants shall be granted up to 10,000 shares of Restricted Stock, subject to the requirements of Section 7.1(b); and

(ii)	Determine the terms and conditions applicable to such Restricted Stock, consistent with the Plan; provided, that —
(A)	For Restricted Stock Awards granted prior to June 13, 2008, rights to such Restricted Stock issued to Key Management Employees shall become 100% vested on the third anniversary of the Restricted Stock Award date, and rights to such Restricted Stock issued to Named Executive Officers, Executive Management Employees, and Senior Management Employees shall become 25% vested on the third anniversary of the Restricted Stock Award date, an additional 25% vested on the fourth anniversary of the Restricted Stock Award date, and an additional 50% vested on the fifth anniversary of the Restricted Stock Award date; and

(B)	For Restricted Stock Awards granted on or after June 13, 2008:

•	For the Named Executive Officers, 25% shall vest on the third anniversary of the Restricted Stock Award date, an additional 25% shall vest on the fourth anniversary of the Restricted Stock Award date, and an additional 50% shall vest on the fifth anniversary of the Restricted Stock Award date; and

•	For Executive Management Employees, Senior Management Employees, and Key Management Employees, 50% shall vest on the third anniversary of the Restricted Stock Award date and additional 50% shall vest on the fourth anniversary of the Restricted Stock Award date.

Rights that do not vest shall be forfeited.
(d)	The Company’s Chief Executive Officer may from time to time, in his/her absolute discretion:
(i)	Determine which other Employees shall be granted shares of Restricted Stock; and

(ii)	Determine the terms and conditions applicable to such Restricted Stock, consistent with the Plan; provided, that —
(A)	For Restricted Stock Awards granted prior to June 13, 2008, rights to such Restricted Stock to other Employees shall become 100% vested on the third anniversary of the Restricted Stock Award date; and

(B)	For Restricted Stock Awards granted on or after June 13, 2008, rights to such Restricted Stock to other Employees shall become 50% vested on the third anniversary of the Restricted Stock Award date and an additional 50% shall vest on the fourth anniversary of the Restricted Stock Award date.

Rights that do not vest shall be forfeited.
(e)	Upon the selection of an Employee to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(f)	When determining the terms and conditions applicable to Restricted Stock, consistency with the grants being covered by Section 83 of the Code and exempt from Section 409A of the Code, where applicable, shall be followed.
     7.3. Rights as Shareholders. Subject to Section 7.4, upon delivery of the shares of Restricted Stock (other than restricted stock units) to the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to vote and receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4.
     7.4. Restrictions. All shares of Restricted Stock issued under the Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants and intended to be “performance-based” compensation under Section 162(m) of the Code, by action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

     If no consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon Termination of Employment with the Company; provided, however, that the Administrator in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment without good cause or following any Change in Control of the Company or because of the Holder’s retirement, or otherwise.
     7.5. Repurchase of Restricted Stock. If consideration was paid by the Holder upon issuance, the Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment between the Holder and the Company, at a cash price per share equal to the price paid by the Holder for such Restricted Stock; provided, however, that the Administrator in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death, Permanent Disability or retirement; provided, further, that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants, the Administrator in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment without cause or following any Change in Control of the Company or because of the Holder’s retirement, or otherwise.
     7.6. Escrow. The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock and shall credit such stock to a separate restricted account until all of the restrictions imposed under the Award Agreement with respect to such shares expire or shall have been removed. Additionally, the Company may enter into a contract with an independent administrative services provider to perform recordkeeping, custodial and other administrative services with respect to the Plan and shares issued under the Plan. Terms and conditions in addition to those enumerated in the Award Agreement may be imposed as a result of that contract, and such conditions are incorporated by reference in the Plan and in any such Award Agreement.
     7.7. Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing shares of Restricted Stock, or shall appropriately mark any account to which shares of Restricted Stock are credited, which legend or legends shall make appropriate reference to the conditions imposed thereby.
     7.8. Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service, together with any tax withholding required by the Company under Section 10.5.
ARTICLE VIII.
PERFORMANCE AWARDS
     8.1. Any Management Participant selected by the Administrator shall be eligible for grant of a Performance Award determined by the Administrator, subject to the Award Limit.
     8.2. Performance Awards.
(a)	Any Management Participant selected by the Administrator may be granted one or more Performance Awards. The number of shares of Common Stock issuable under such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee.

(b)	In making any decisions as to the Employees to whom Performance Awards shall be made and as to the amount of each such award, the Committee shall take into account such factors as the duties and responsibilities of the respective Employees, their present and potential contributions to the success of the Company, and the financial success of the Company during the year. Not later than 90 days after commencement of each fiscal year with respect to which Performance Awards may be made, the Committee shall establish targeted group allocations and targeted financial results, and may establish targeted individual allocations, for that year. Actual Performance Awards for such fiscal year shall be based on the attainment of specified types and combinations of performance measurement criteria, which may differ as to various Employees or classes thereof, and from time to time. Such criteria may include, without limitation, (i) the attainment of certain performance levels by, and measured against objectives of, the Company, the individual Employee, and/or a group of Employees, (ii) net income growth, (iii) increases in operating efficiency, (iv) completion of specified strategic actions, (v) the recommendation of the Chief Executive Officer, and (vi) such other factors as the Committee shall deem important in connection with accomplishing the purposes of the Plan, provided that any relevant decisions shall be made in its own discretion solely by the Committee. However, no Employee or group of Employees shall receive an actual Performance Award greater than the applicable targeted individual allocation (if any) or group allocation for a given year, unless due to extraordinary circumstances the Committee deems it appropriate (in its sole discretion) to make allocations to one or more Employees or groups of Employees in excess of his/their targeted individual award(s).

(c)	The maximum amount of any Performance Award granted to a Participant under this Article VIII during any fiscal year of the Company shall not exceed the Award Limit with respect to any fiscal year of the Company. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria applicable to a Section 162(m) Participant shall be determined on the basis of generally accepted accounting principles.
     8.3. Term. The term of each Performance Award shall be a period of three successive fiscal years of the Company; provided that —
(a)	Following the Effective Date, on a one-time basis, the Administrator may also grant Performance Awards for one and two year periods (i.e. for the one year period ending April 30, 2005 and for the two year period ending April 29, 2006.

(b)	At any time after the end of the first fiscal quarter within a Performance Award term, but before the beginning of the last fiscal year of such term, the Administrator may grant a Performance Award for the term to any employee hired after the beginning of the term, or any employee who did not previously receive a Performance Award for such term but subsequently was promoted, and whose new responsibilities the Administrator determines to merit such an award.
     8.4. Disposition Upon Termination of Employment. A Performance Award is payable only while the Holder is an Employee; provided, however, that the Administrator in its sole and absolute discretion may provide for payment of a Performance Award, in whole or in part, following a Termination of Employment without good cause, or following a Change in Control of the Company, or because of the Holder’s retirement, death or Permanent Disability, or otherwise. Performance Awards shall be paid no later than 75 days following the Company’s fiscal year, in which the term of the Performance Award is complete (i.e., the Performance Award vests). If a Holder should die prior to the end of the term(s) of one or more Performance Awards in circumstances where the Administrator provides for payment of such Performance Award(s), then (in lieu of payment at the end of the Performance Award term(s)), subject to approval of the Administrator, the personal representative of the Holder’s estate may request payment of 35% of the maximum Performance Award if the Holder’s last day of active employment occurred during the first half of the term or 50% of the maximum Performance Award if the Holder’s last day of active employment occurred during the second half of the term.
ARTICLE IX.
ADMINISTRATION

     9.1. Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code.
     9.2. Duties and Powers of the Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Any such grant or award under the Plan need not be the same with respect to each Holder.
     9.3. Professional Assistance; Good Faith Actions. All expenses and liabilities which members of the Administrator incur in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Administrator or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Administrator and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
     9.4. Delegation of Authority to Grant Awards. The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan and administer the Plan as to such Awards to a committee consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant Awards to individuals (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (b) who are Section 162(m) Participants, or (c) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 9.4 shall serve in such capacity at the pleasure of the Committee.
ARTICLE X.
MISCELLANEOUS PROVISIONS
     10.1. Transferability of Awards.
(a)	Except as provided in Section 10.1(b):
(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed.

(ii)	No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(iii)	During the lifetime of the Holder, only he or she may exercise an Option (or any portion thereof) granted to him or her under the Plan, unless it has been disposed of with the consent of the

Administrator pursuant to a DRO. After the death of the Holder, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.
(b)	Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions:
(i)	an Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;

(ii)	an Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Option as applicable to the original Holder (other than the ability to further transfer the Option); and

(iii)	the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer.
     For purposes of this Section 10.1(b), “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Options.
     10.2. Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 10.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company’s shareholders given within 12 months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 10.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan. No amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event after May 1, 2014.
     10.3. Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)	Subject to Section 10.3(e), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i)	The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit);

(ii)	The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii)	The grant or exercise price with respect to any Award.
(b)	Subject to Section 10.3(c) and 10.3(e), in the event of any transaction or event described in Section 10.3(a), any Change in Control, any Corporate Transaction or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)	To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii)	To provide that the Award cannot vest, be exercised or become payable after such event;

(iii)	To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or 5.4 or the provisions of such Award;

(iv)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(v)	To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future.

(vi)	To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock may be terminated, and some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.
(c)	Notwithstanding any other provision of the Plan, immediately prior to any Change in Control or Corporate Transaction:
(i)	Any Option Awards that are in effect but not yet vested shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or 5.4 or the provisions of such Awards, and Option Holders shall be permitted to exercise such Options prior to such Change in Control or Corporate Transaction;

(ii)	Any Awards of Restricted Stock that are in effect but not yet vested shall vest as to all shares covered thereby, notwithstanding anything to the contrary in Section 7.2 or the provisions of such Awards; the restrictions imposed under Award Agreements as to such Restricted Stock shall be terminated; and all shares of such Restricted Stock shall cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4; and

(iii)	Any Performance Awards for unexpired terms shall be paid as if the term thereof were complete, based on the best financial information available to the Company of the Company’s performance as of the close of business on the day immediately preceding the Change in Control or Corporate Transaction; provided, however, that in determining whether and to what extent Performance Criteria of such Performance Awards have been satisfied, where such Performance Criteria are based on results that accumulate over the term of such Awards or over one year of such term (e.g., earnings per share), the performance requirement of such Performance Criteria shall be prorated in accordance with the portion of the term or year that occurred prior to the Change in Control or Corporate Transaction.
(d)	Subject to Sections 10.3(e), 3.2 and 3.3, the Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company.

(e)	With respect to Awards which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded up to the next whole number.

(f)	The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     10.4. Approval of Plan by Shareholders. The Plan will be submitted for the approval of the Company’s shareholders within four months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such shareholder approval, provided that such Awards shall not be exercisable or payable, nor shall such Awards vest, prior to the time when the Plan is approved by the shareholders, and provided further that if such approval has not been obtained at the end of said four-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void. In addition, if the Board determines that Awards which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the Company’s shareholders previously approved the Performance Criteria.
     10.5. Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award or in consequence of Holder’s making a Section 83(b) election pursuant to Section 7.8. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.
     10.6. Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Employment occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment for cause.
     10.7. Right of Recapture. If at any time within one year after the date on which an Employee exercises an Option, or on which Restricted Stock vests or on which Common Stock was issued to an Employee pursuant to a Performance Award (each of which events shall be a “realization event”), the Committee should determine in its discretion that the Company has been materially harmed by the Employee, whether such harm (a) results in the Employee’s termination or deemed termination of employment for cause or (b) results from any activity of the Employee determined by the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the Employee from the realization event shall be paid by the Employee to the Company upon notice from the Company. Such gain shall be determined as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a share of Company Stock. The Company shall have the right, to the maximum extent permitted by law, to offset such gain against any amounts otherwise owed to the Employee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).
     10.8. Effect of Plan Upon Options and Compensation Plans.
(a)	After adoption of the Plan by the Company’s shareholders, no new grants or awards shall be made under the Company’s 1997 Restricted Share Plan, its 1997 Incentive Stock Option Plan, or its Further Amended and Restated 1993 Performance-Based Stock Plan. However, options, restricted stock, and performance-based target awards granted under those plans before the Plan is approved by the Company’s shareholders shall remain in effect in accordance with their terms unless otherwise agreed between the Company and the holder of the option, restricted stock, or performance-based target award.

(b)	Except as provided in Section 10.8(a), the adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for Employees of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

     10.9. Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. Notwithstanding anything in this Plan to the contrary, the Company, in its discretion, may amend the Plan or any Award to cause the Plan and such Award to remain beyond the scope of the types of compensatory arrangements that are subject to the requirements of Section 409A of the Code or to otherwise comply with the requirements of Section 409A. If any amendment to the Plan or any provision of an Award would cause the Employee to be subject to a tax penalty under Section 409A of the Code, such amendment or provision shall be deemed modified in such manner as to render the Plan or Award exempt from, or compliant with, the requirements of Section 409A and to effectuate as nearly as possible the original intention of the Company.
     10.10. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
     10.11. Separability of Provisions. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.
     10.12. Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Michigan without regard to conflicts of laws thereof.
ARTICLE XI
RESTRICTED STOCK UNITS
     This Article XI shall become effective as of June 13, 2008.
     11.1 Eligibility.
     (a) Any Executive Management Employee, Senior Management Employee, or Key Management Employee selected by the Administrator shall be eligible for a grant of a number of Restricted Stock Units determined by the Administrator, subject to the Award Limit.
     (b) An Employee who is newly hired or newly promoted into a position as an Executive Management Employee, Senior Management Employee, or Key Management Employee may, in the sole discretion of the Company’s Chief Executive Officer, be awarded up to 10,000 Restricted Stock Units; provided, however, that all such grants to any Named Executive Officer or Executive Management Employee (including but not limited to the Company’s executive officers as determined under the applicable rules of the Securities and Exchange Commission) must be approved by the Administrator.
     (c) Up to 30,000 Restricted Stock Units may, as the Company’s Chief Executive Officer determines, be awarded in each fiscal year of the Company to Employees not eligible under part (a) of this Section 11.1; provided, however, that Named Executive Officers shall not be eligible to receive Restricted Stock Units.
     11.2. Award of Restricted Stock Units.
     (a) The Administrator may from time to time, in its absolute discretion:
     (i) Determine which Executive Management Employees, Senior Management Employees, and Key Management Employees (including, but not limited to, Employees who have previously received Awards under the Plan) shall be granted Restricted Stock Units; and

     (ii) Determine the terms and conditions applicable to such Restricted Stock Units, consistent with the Plan; provided, that rights to 50% of the Restricted Stock Units shall vest on the third anniversary of the Restricted Stock Unit Award date and rights to the remaining 50% shall vest on the fourth anniversary of the Restricted Stock Unit Award date.
     (b) The Company’s Chief Executive Officer may from time to time, in his/her absolute discretion:
     (i) Determine which newly hired or newly promoted Executive Management Employee, Senior Management Employee, or Key Management Employee shall be granted up to 10,000 Restricted Stock Units, subject to the requirements of Section 11.1(b); and
     (ii) Determine the terms and conditions applicable to such Restricted Stock Units, consistent with the Plan; provided, that rights to 50% of the Restricted Stock Units shall vest on the third anniversary of the Restricted Stock Unit Award date and rights to the remaining 50% shall vest on the fourth anniversary of the Restricted Stock Unit Award date.
     (c) The Company’s Chief Executive Officer may from time to time, in his/her absolute discretion:
     (i) Determine which other Employees shall be granted Restricted Stock Units; and
     (ii) Determine the terms and conditions applicable to such Restricted Stock Units, consistent with the Plan; provided, that 50% of the rights to Restricted Stock Units issued to other Employees shall vest on the third anniversary of the Restricted Stock Unit Award date and an additional 50% shall vest on the fourth anniversary of the Restricted Stock Unit Award date.
     11.3. Additional Vesting Rules. A Holder’s rights in unvested Restricted Stock Units shall lapse and such Restricted Stock Units shall be eliminated as bookkeeping credits (as defined in Section 11.4) by the Company (without consideration), upon the Employee’s Termination of Employment; provided, however, that the Administrator in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment without good cause or following any Change in Control of the Company or because of the Holder’s retirement or otherwise. Rights that do not vest shall be forfeited.
     11.4. Definition, Operation and Payout. For purposes of this Plan, a Restricted Stock Unit is a unit of measurement represented by a bookkeeping credit. In the event that a Restricted Stock Unit becomes vested with respect to an Employee, that Employee shall be paid a cash lump sum from the Company, no later than 75 days following the end of the Company’s fiscal year in which the Restricted Stock Unit Award vests, in an amount that is equivalent to the Fair Market Value of one share of Common Stock, measured as of the date of vesting, for each Restricted Stock Unit that became vested. Subject to dividends paid regarding unvested Restricted Stock Units only as provided in Section 11.5, in no event shall a Restricted Stock Unit be paid in Common Stock or otherwise entitle any Holder to any rights associated with the ownership of Common Stock.
     11.5. Dividends. A Holder of a Restricted Stock Unit shall be entitled to receive cash for each unvested Restricted Stock Unit allocated to him or her as a bookkeeping credit corresponding in amount and timing to any cash dividend that is paid by the Company with respect to a share of Common Stock.